Exhibit 10.2

** Certain information has been excluded from this exhibit because it is both non-material and the type of information that registrant treats as private and / or confidential. Omissions are redacted in the black highlights.

LIMITED PARTNERSHIP AGREEMENT OF
AV FARMS, LP,
a Delaware limited partnership

THE LIMITED PARTNERSHIP INTERESTS REPRESENTED BY THIS AGREEMENT HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR THE SECURITIES LAWS OF ANY STATE. THE LIMITED PARTNERSHIP INTERESTS MAY NOT BE SOLD, TRANSFERRED OR OTHERWISE DISPOSED OF UNLESS THEY ARE REGISTERED UNDER THE SECURITIES ACT OF 1933 AND ANY APPLICABLE STATE SECURITIES ACT OR UNLESS EXEMPTIONS FROM REGISTRATION UNDER SUCH ACTS ARE AVAILABLE

This Limited Partnership Agreement, dated as of February 14, 2025 (this “Agreement”), of AV Farms, LP, a Delaware limited partnership (the “Partnership”), is made and entered into by and among AV Farms Management, LLC, a Colorado limited liability company (the “General Partner”), as general partner, C&A Rollover Company, LLC (“C&A”), Select Water Reuse, LLC (“Select”), Geneses Water, L.P. (“Geneses” and together with C&A and Select, each a “Limited Partner” and collectively as the “Limited Partners” and together with the General Partner, the “Partners”).

The parties do hereby agree as follows:

ARTICLE I
DEFINED TERMS

The defined terms used in this Agreement shall, unless the context otherwise requires, have the meanings specified in this Article I.

Section 1.1Definitions. When used in this Agreement, the following terms will have the meanings set forth below.

“Act” means the Delaware Revised Uniform Limited Partnership Act, as now in effect and as hereafter amended.

“Adjusted Capital Account” means the Capital Account maintained for each Partner which is determined as of the end of each Fiscal Year, or other appropriate occasion, (i) increased by any amounts which such Partner is obligated to restore pursuant to any provision of this Agreement or the Regulations or is deemed to be obligated to restore pursuant to the Regulations. The foregoing definition of Adjusted Capital Account is intended to comply with the provisions of the Regulations and shall be interpreted consistently therewith.

“Adjusted Capital Account Deficit” means, with respect to any Partner, the deficit balance, if any, in such Partner’s Adjusted Capital Account as of the end of the relevant Fiscal Year or other appropriate occasion.

“Affiliate” or “Affiliated” means, as to any Person, any other Person that directly or indirectly, through one or more intermediaries controls, is controlled by, or is under common control with such specified Person. For the purposes of this Agreement, “control” when used with respect to any Person means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms “affiliated,” “controlling” and “controlled” have meanings correlative to the foregoing.

“Agreement” has the meaning specified in the Preamble.

“Asset” means any interest of the Partnership in any property or asset of any kind or nature whatsoever, regardless of whether such interest may be tangible, intangible, mature, inchoate, contingent, unliquidated, asserted, or certain.

“Attorney-in-Fact” shall mean the General Partner, any Liquidator (and any authorized partners, officers and attorneys-in-fact thereof), in each case with power of substitution, appointed and constituted as such by each Partner hereof in accordance with the terms and provisions contained herein.

“Authorized Change of Control” shall have the meaning specified in Section 8.10 hereof.

“C&A” has the meaning set forth in the Preamble.

“Call Price” means, as of any date and in respect of a Limited Partner’s Units, the amount which (in a hypothetical sale of all of the assets of the Partnership in an arm’s length transaction to an unaffiliated third party (“Partnership Asset Sale”), after all liabilities of the Partnership were satisfied and after liquidating distributions were made to all of the holders of Units in accordance with the provisions of this Agreement and after including any prior cumulative distributions made to the Limited Partners pursuant to Section 6.1) would provide a return to such Limited Partner equal to the greater of (i) the amount which represents a               net internal rate of return on the Limited Partner’s aggregate Capital Contributions (calculated using the XIRR function in Microsoft Excel for the period commencing on the date such Capital Contributions were made through the end of the month immediately prior to the date of determination of the Call Price) and (ii) the amount which represents a net MOIC of        , all as more particularly set forth on Schedule II as an example (assuming that the Call Option is exercised at the beginning of year 4). For purposes of computing the above internal rate of return or net MOIC, as applicable, the sum of (A) costs reasonably incurred by the General Partner in connection with the exercise of such Call Option and (B) any accrued but unpaid Carried Interest owed to the General Partner from such Limited Partner will be added. Notwithstanding the foregoing, in the event that the Partnership has commenced the municipal bond financing contemplated by Section 6.6 prior to the third anniversary of the Effective Date, the “Call Price” shall be equal to the Fair Market Value of the Units in lieu of the formula set forth above.

“Call Option” shall have the meaning specified in Section 8.8 hereof.

“Capital Account” means, with respect to any Partner, an account that initially has a balance equal to the initial Capital Contribution of such Partner as reflected in the books and records of the Partnership and that is increased by (i) the amount of additional cash and the Gross Asset Value of any additional property subsequently contributed by such Partner to the capital of the Partnership (net of liabilities secured by such contributed property that the Partnership is considered to assume or to take subject to under Section 752 of the Code), (ii) the amount of any Net Profits allocated to such Partner from and after the Effective Date pursuant to Section 5.2 hereof, and (iii) the amount of any special allocations of income or gain to such Partner pursuant to Section 5.4 hereof, and decreased by (a) the amount of money distributed to such Partner by the Partnership from and after the Effective Date in respect of the Partnership Interest of such Partner, (b) the amount of the Gross Asset Value of any property distributed to such Partner by the Partnership from and after the Effective Date (net of liabilities secured by such distributed property that such Partner is considered to assume or take subject to under Section 752 of the Code), (c) the amount of any Net Losses allocated to such Partner from and after the Effective Date pursuant to Section 5.3 hereof, and (d) the amount of any special allocation of deductions or losses to such Partner pursuant to Section 5.4 hereof.

If the Partnership at any time distributes any of its Assets in-kind to any Partner, the Capital Account of each Partner shall be adjusted to account for that Partner’s allocable share (as determined under Article V below) of the income, gain, loss and deduction that would have been realized by the Partnership had it sold the Assets distributed for their respective Fair Market Values immediately prior to their distribution. The Capital Accounts of the Partners may also be adjusted to reflect a revaluation of the Assets to their Fair Market Values on the date of adjustment upon the occurrence of any of the following events:

(1)

An increase in any new or existing Partner’s Partnership Interest resulting from the contribution of money or property by such Partner to the Partnership including a conversion of debt into a Partnership Interest;

(2)

Any reduction in a Partner’s Partnership Interest resulting from a distribution to such Partner in consideration of all or part of his Partnership Interest, unless such distribution is pro rata to all Partners; and

(3)	Whenever else allowed under Regulations Section 1.704-l(b)(2)(iv)(f).

The adjustments to Capital Accounts shall reflect the manner in which the unrealized income, gain, loss and deduction inherent in the property would be allocated if there were a disposition of the Partnership’s property at its Fair Market Value on the date of adjustment.

A Partner’s Capital Account shall not be adjusted to reflect gain or loss attributable to the disposition of property contributed by such Partner to the extent such Partner’s Capital Account reflected such inherent gain or loss in the property on the date of its contribution to the Partnership.

The foregoing Capital Account definition and the other provisions of this Agreement relating to the maintenance of Capital Accounts are intended to comply with, and shall be interpreted and applied in a manner consistent with, the Regulations.

“Capital Call” shall have the meaning set forth in Section 3.4(b).

“Capital Call Notice” shall have the meaning set forth in Section 3.4(b).

“Capital Contribution” means, with respect to any Partner, the cash amount or Net Contribution Value which such Partner contributes to the capital of the Partnership in accordance with the provisions of this Agreement.

“Carried Interest” means the amounts distributed to the General Partner in its capacity as General Partner pursuant to Sections 6.l(c) through 6.l(f).

“Certificate” means the Certificate of Limited Partnership relating to the Partnership filed in the office of the Secretary of State of the State of Delaware, as amended from time to time in accordance with the terms hereof and the Act.

“Closing” shall mean the date on which investors are first admitted to the Partnership as Limited Partners.

“Code” means the United States Internal Revenue Code of 1986, as amended from time to time, and any successor thereto.

“Contributing Entities” means                                                                                                                                                                                                              .

“Defaulting Limited Partner” means (i) Select to the extent that it defaults in its obligations to provide additional Capital Contributions pursuant to Section 3.2(a) or to satisfy a validly exercised Put Option pursuant to Section 8.9 (subject to the conditions set forth therein), (ii) Geneses and/or C&A, as applicable, to the extent that it defaults in its obligations to satisfy a validly exercised Call Option pursuant to Section 8.8, and (iii) Geneses, to the extent that it fails to contribute the portion of its initial Capital Contribution scheduled to be made after February 28, 2025 in accordance with Section 3.1.

“Distribution Shortfall” shall have the meaning set forth in Section 6.5.

“Effective Date” shall mean February 28, 2025.

“Estimated Tax Liability” means, with respect to each Partner for each Fiscal Year or other period of the Partnership, an amount equal to the product of (i) such percentage rate reasonably estimated each year by the General Partner in consultation with the Partnership’s accountant to approximate the effective marginal rate of combined local, state, federal income tax and federal Medicare tax applicable to the Partners times (ii) the amount of a Partner’s share of Net Profits for each Fiscal Year of the Partnership allocated pursuant to Sections 5.2 or 5.4 hereof for such Fiscal Year (or other period).

“Fair Market Value” means, as to any Asset, the amount that would be realized if such Asset were sold in an arm’s length transaction. In the case of determining the Fair Market Value of any Units, Fair Market Value means the amount that would be distributed with respect to such Units if all of the assets of the Partnership were sold in an arm’s length transaction for their respective Fair Market Values, all liabilities of the Partnership were satisfied, and liquidating distributions were made to the holders of Units in accordance with the provisions of this Agreement; provided, however, that for purposes of determining Fair Market Value of the Units, such value shall be based on the value of the Partnership as a whole and as a going concern, and no Units shall be discounted due to any minority interest in the Partnership, a lack of marketability of the Units or any illiquidity or similar matters with respect to such Units. If the General Partner notifies the Limited Partners of its determination of the Fair Market Value and any Limited Partner disagrees with such determination, the Fair Market Value shall be determined by the Valuation Firm. The Valuation Firm shall submit to the General Partner and disputing Limited Partner a written report within 30 days of its engagement setting forth such determination. The determination of such Valuation Firm as to the Fair Market Value of the Units shall be final and binding upon the General Partner and the disputing Limited Partner. The expenses of such Valuation Firm shall be borne equally by the Partnership and the disputing Limited Partner.

“Final Judgment” means a judgment which is no longer subject to any motion to modify or set aside, any petition for certiorari, or pending appeal.

“Fiscal Year” means the calendar year.

“General Partner” has the meaning set forth in the Preamble.

“Geneses” has the meaning set forth in the Preamble.

“Gross Asset Value” means, with respect to any Asset, such Asset’s adjusted basis for federal income tax purposes, except as follows:

(A)The Gross Asset Value of any Asset contributed by a Partner to the Partnership is the gross Fair Market Value of such Asset as determined by the General Partner at the time of contribution;

(B)The Gross Asset Value of all the Assets shall be adjusted to equal their respective gross Fair Market Values, as determined by the General Partner, as of the following times: (i) the acquisition of any additional interest in the Partnership by any new or existing Partner in exchange for more than a de minimis Capital Contribution or for the provision of services; (ii) the distribution by the Partnership to the Partner of more than a de minimis amount of property as consideration for an interest in the Partnership; and (iii) the liquidation of the Partnership within the meaning of Regulation Section 1.704-1(b)(2)(ii)(g); provided, however, that the adjustments pursuant to clauses (i) and (ii) above shall be made only if the General Partner reasonably determines that such adjustments are necessary or appropriate to reflect the relative economic interests of the Partners in the Partnership; and

(C)The Gross Asset Value of any Asset distributed to any Partner shall be adjusted to equal the gross Fair Market Value of such Asset on the date of distribution as determined by the General Partner.

If the Gross Asset Value of an Asset has been determined or adjusted pursuant to clause (i) or (ii) of subsection (B) above, such Gross Asset Value shall thereafter be adjusted by the depreciation taken into account with respect to such Asset for purposes of computing Net Profit or Net Loss.

“Indemnified Party” shall have the meaning set forth in Section 7.4.

“IRS” means the Internal Revenue Service.

“Limited Partner(s)” has the meaning specified in the Preamble.

“Liquidator” shall mean the General Partner or, in the event there is no General Partner, any other general partner approved by a majority in interest of the Limited Partners, or in the event there is no general partner, any Person approved by a majority in interest of the Limited Partners to oversee the winding up of the Partnership in accordance with Section 9.2 hereof.

“Management Fee” shall have the meaning set forth in Section 7.2.

“MOIC” means, with respect to the Limited Partners as of any date, a multiple on invested capital, measured by dividing (i) the aggregate amount of distributions to the Limited Partners pursuant to Section 6.1 and, in the case of determining the Put Price or Call Price, the amount to be distributed to the Limited Partners in connection with the Put Option or Call Option (as applicable) by (ii) the aggregate Capital Contributions by the Limited Partners.

“Net Contribution Value” means the Gross Asset Value of a Water Asset less the amount of any indebtedness or similar obligations encumbering the Water Asset on the date of contribution.

“Net Profits and Net Losses” means, for each Fiscal Year or other period, an amount equal to the Partnership’s taxable income or loss, as the case may be, for such year or period, determined in accordance with Section 703(a) of the Code (and for this purpose, all items of income, gain, loss, and deduction required to be stated separately pursuant to Section 703(a)(1) of the Code shall be included in taxable income or loss); provided, however, for purposes of computing such taxable income or loss:

(a)The computation of all items of income, gain, loss, and deductions shall be made without regard to any basis adjustment, under Section 743 of the Code, which may be made by the Partnership;

(b)Any receipts of the Partnership that are exempt from federal income tax and are not otherwise included in taxable income or loss shall be added to such taxable income or reduce such loss;

(c)Any expenditures of the Partnership described in Section 705(a)(2)(B) of the Code or treated as expenditures described in Section 705(a)(2)(B) of the Code pursuant to Regulation § 1.704-1(b), and not otherwise taken into account in computing Net Profits and Net Losses, shall be subtracted from such taxable income or added to such loss; and

(d)Any items of income, gain, loss or deduction that are specially allocated pursuant to Section 5.4 hereof shall not be taken into account in computing Net Profits and Net Losses.

“Nonrecourse Deductions” has the meaning set forth in the Regulations.

“Nonrecourse Liability” has the meaning set forth in Regulations.

“Option Period” means the period commencing on the date which is 36 months and one day after the Effective Date (i.e., the first day after the third anniversary of the Effective Date) and continuing for the succeeding 24 months thereafter.

“Partially Adjusted Capital Account” means, with respect to any Partner for any Fiscal Year, the Capital Account of that Partner at the beginning of that year, adjusted for all Capital Contributions and distributions during that year and all special allocations pursuant to Section 5.4 with respect to that year before giving effect to any allocations of Net Profit or Net Loss pursuant to Sections 5.2 and 5.3.

“Partner Minimum Gain” means an amount, with respect to each Partner Nonrecourse Debt, equal to the partnership minimum gain that would result if such Partner Nonrecourse Debt were treated as a Nonrecourse Liability, determined in accordance with the Regulations.

“Partner Nonrecourse Debt” has the meaning set forth in the Regulations.

“Partner Nonrecourse Deductions” has the meaning set forth in the Regulations.

“Partner(s)” has the meaning specified in the Preamble.

“Partnership” has the meaning specified in the Preamble.

“Partnership Cash Flow” means all cash funds actually received by the Partnership less (i) all reasonable and ordinary operating expenses of the Partnership (including any Management Fees) and (ii) the funding of reserves established by the General Partner. Notwithstanding the foregoing, Partnership Cash Flow shall not include Capital Contributions received by the Partnership.

“Partnership Interest” means the entire interest in the Partnership held by any Partner (including any and all economic, managerial and/or voting or consent rights relating thereto).

“Partnership Minimum Gain” has the meaning set forth in the Regulations and the amount of Partnership Minimum Gain, as well as any net increase or decrease in Partnership Minimum Gain, for a Fiscal Year shall be determined in accordance with the Regulations.

“Permitted Transfer” means a Transfer of a Partnership Interest in whole and not in part (i) if the Partner is a natural Person, by a Partner to a child or grandchild (whether through marriage, adoption or otherwise), sibling (whether through adoption or otherwise), parent, or spouse of such Partner, or to any trust or family partnership for the sole benefit of any such family member or members, or (ii) if the Partner is an entity to another entity that is a parent or subsidiary of such Partner or another subsidiary of such parent.

“Person” means an individual or a corporation, partnership, trust, unincorporated organization, limited liability company, joint stock company, joint venture, association or other entity, or any government, or any agency or political subdivision thereof.

“Preferred Return” means the amount accruing on the Unreturned Capital or any Unpaid Preferred Return of a Limited Partner at a rate of 8.0% per annum, compounded annually.

“Proportionate Percentage” means, as to any holder of Units, the percentage figure which expresses the ratio between the number of Units owned by such holder and the aggregate number of Units owned by all Limited Partners.

“Prospective Acquirer” shall have the meaning specified in Section 8.10 hereof.

“Put Option” shall have the meaning specified in Section 8.9 hereof.

“Put Price” means as of any date and in respect of a Limited Partner’s Units, the amount which (in a hypothetical Partnership Asset Sale, after all liabilities of the Partnership were satisfied and after liquidating distributions were made to all of the holders of Units in accordance with the provisions of this Agreement and after including any prior cumulative distributions made to the Limited Partners pursuant to Section 6.1) provides a return to the Limited Partners equal to the lesser of (i) the amount which represents a 15% net internal rate of return on such Limited Partner’s aggregate Capital Contributions (calculated using the XIRR function in Microsoft Excel for the period commencing on the date that such Capital Contributions were made through the end of the month immediately prior to such date) and (ii) the amount which represents a net MOIC of 1.75, all as more particularly set forth on Schedule III as an example (assuming that the Put Option is exercised at the beginning of year 4).

“Regulations” shall mean the regulations promulgated by the United States Department of the Treasury pursuant to and in respect of provisions of the Code. All references herein to sections of the Regulations shall include any corresponding provision or provisions of succeeding, similar, or substitute final Regulations.

“Regulatory Allocations” shall have the meaning specified in Section 5.4(i) hereof.

“Securities Act” shall mean the Securities Act of 1933, as amended.

“Select” has the meaning specified in the Preamble.

“Sellers” mean                                                                                                                                                                                                                               and such other Persons as determined by the General Partner to hold Water Assets appropriate for acquisition by the Partnership.

“SWSI” means Select Water Solutions, Inc.

“Targeted Accounts” means, with respect to any Partner for any Fiscal Year, an amount equal to the hypothetical distribution that Partner would receive if: (i) all Assets, including cash, were sold for cash at an aggregate price equal to their Gross Asset Value (taking into account any adjustments to Gross Asset Value for that Fiscal Year), (ii) all liabilities allocable to such Assets were then satisfied according to their terms (limited, with respect to each Nonrecourse Liability, to the Gross Asset Value of the Assets securing that liability), and (iii) all such proceeds from the disposition were distributed pursuant to Section 9.2 reduced by that Partner’s share of Partner Minimum Gain and Partnership Minimum Gain immediately prior to that sale.

“Transfer” means a sale, assignment, transfer, gift, lien, exchange or any other conveyance or disposition by law or otherwise, voluntarily or involuntarily.

“Trigger Event” means the date on which each of the Limited Partners has received an aggregate amount of distributions pursuant to Section 6.1 which equal or exceed the amount which results in the Limited Partners realizing the higher of (i) a 15% internal rate of return on its aggregate Capital Contributions (calculated using the XIRR function in Microsoft Excel for the period commencing on the date that such Capital Contributions were made through the end of the month immediately prior to such date) and (ii) an MOIC of at least 2.0.

“Unit” means each interest in the Partnership issued (i) as a result of a Capital Contribution of $1,000 by a Limited Partner contributing cash to the Partnership for its Units in the Partnership, or (ii) as a result of a Capital Contribution of $1,000 of Net Contribution Value of the Water Assets contributed directly or indirectly by a Limited Partner for its Units in the Partnership. Except as otherwise modified in accordance with this Agreement, all Units will have identical rights and privileges, and holders of Units shall vote as a single class with respect to all matters on which Limited Partners are authorized or entitled to vote.

“Unpaid Preferred Return” means, with respect to any Limited Partner as of any date, an amount equal to the excess, if any, of (i) the aggregate Preferred Return accrued on Unreturned Capital as of such date over (ii) the amount of cumulative distributions made by the Partnership as of such date that constitute payment of the Preferred Return pursuant to subsection (a) of Section 6.1.

“Unreturned Capital” means, with respect to any Limited Partner, an amount equal to the excess, if any, of (i) the aggregate amount of Capital Contributions made by such Partner to the Partnership over (ii) the aggregate amount of prior distributions made by the Partnership to such Partner that constitute a return of the Capital Contributions therefor pursuant to subsection (b) of Section 6.1.

“Valuation Firm” means an independent, neutral, third-party investment banking firm that is mutually agreed upon by the General Partner and Select; provided, however, that if the parties are unable to agree upon a Valuation Firm, each of the General Partner and Select shall select a Valuation Firm and those two Valuation Firms shall select a third Valuation Firm, and such third Valuation Firm shall determine the Fair Market Value.

“Water Assets” means equity securities of Fort Lyon Canal Company, Lower Arkansas Water Management Association, and Lamar Canal Company, together with the associated irrigated land and pivots owned by the Sellers and owned indirectly by the Contributing Entities, as set forth below, together with such additions and subtractions thereto as determined in good faith by the General Partner:

NOTE: Schedule of specific assets consolidated to AVF on file with registrant but removed to protect confidentiality of counterparties

ARTICLE II
GENERAL PROVISIONS

Section 2.1Purpose. The purposes of the Partnership are (i) to make, either directly or through subsidiaries, investments in Water Assets and (ii) to engage in any activity and to exercise any powers which are incidental to, or connected with, the foregoing and necessary, suitable or convenient to accomplish the foregoing.

Section 2.2Powers. Subject to the terms and conditions hereof, the Partnership shall be empowered to do any and all acts necessary, appropriate, proper, advisable, incidental to or convenient for the furtherance and accomplishment of the purposes and business described herein and for the protection and benefit of the Partnership.

Section 2.3Name. The name of the Partnership shall be AV Farms, LP, a Delaware limited partnership, under which all business affairs of the Partnership shall be conducted except to the extent the Partnership adopts and uses an assumed name in compliance with applicable laws.

Section 2.4Names and Addresses of Partners. The name of the General Partner is C&A-Geneses Capital, LLC, and its business address is 385 Inverness Parkway, Suite 140, Englewood, CO 80112. The names and addresses of the Limited Partners are set forth on Exhibit A hereto.

Section 2.5Place of Business. The Partnership’s principal place of business shall be 385 Inverness Parkway, Suite 140, Englewood, Colorado 80112, or such other location as the General Partner determines to be appropriate.

Section 2.6Certificate of Limited Partnership. The General Partner has caused the Certificate to be filed with the Secretary of State of the State of Delaware.

Section 2.7Additional Filings. The Partnership shall make any filings or disclosures required by the laws of any other state with respect to the qualification of the Partnership as a foreign limited partnership under the internal laws of each such state.

Section 2.8Ownership. The Partnership Interest of each Partner shall be personal property for all purposes. All property and interests in property, real or personal, owned by the Partnership shall be deemed owned by the Partnership as an entity, and no Partner, individually, shall have any ownership of such property or interest owned by the Partnership except as a Partner in the Partnership.

Section 2.9Term. The Partnership will continue until dissolved pursuant to Section 9.1.

Section 2.10Registered Office; Registered Agent. The address of the registered office of the Partnership in the State of Delaware is 1675 South State Street, Suite B, Dover, Delaware 19901, and the name of the registered agent for service of process on the Partnership at such address is Capitol Services, Inc. The General Partner may change the registered office and the registered agent. The General Partner shall promptly notify all Partners of any such change.

Section 2.11Authorization. The Limited Partners hereby approve and authorize the General Partner to execute and deliver for and on behalf of the Partnership any and all other documents required by or consistent with the purposes of the Partnership as defined herein, and the performance of all obligations hereunder and thereunder.

ARTICLE III
CAPITAL CONTRIBUTIONS

Section 3.1Initial Capital Contributions. Each Limited Partner has agreed to contribute capital to the Partnership as of the Effective Date in the amount set forth on Schedule I hereto, and upon such Capital Contribution will receive the number of Units in consideration therefor as set forth on Schedule I hereto. Affiliates of the General Partner will contribute capital to the Partnership through the Limited Partner entities. Each Limited Partner will substantially fund its initial Capital Contribution on or before the Effective Date (although a portion not to exceed $12.5 million of Geneses’ initial Capital Contribution may be made thereafter, but in no event later than March 20, 2025, in which case it will be deemed to have been made as of the Effective Date). If the initial Capital Contributions to be made on or before the Effective Date are not made in accordance with this Section 3.1, this Agreement shall not become effective and shall be null and void.

Section 3.2Additional Capital Contributions.

(a)The Partnership expects that it will require additional Capital Contributions to fund its projected growth and development including prompt implementation of the Partnership’s planned build out of water storage facilities, in each case as determined by the General Partner in its sole discretion. Select will make its initial Capital Contribution on the Effective Date based upon such expectation and its desire to have majority ownership of the equity capital of the Partnership at the earliest possible date. Select hereby commits that it will fund at least $83,875,000 of the Partnership’s requirements for additional Capital Contributions over the three- year period commencing on the Effective Date, and the Partnership shall use its commercially reasonable efforts to expeditiously secure the growth opportunities giving rise to such requirements. The General Partner will provide Select with at least 30 days’ prior notice of its desire for Select to fund its commitment set forth in this subsection (a). Each such notice shall be for a minimum of $10 million of additional Capital Contributions. All Capital Contributions made pursuant to this subsection (a) shall be at the rate of one new Unit for each $1,000 of additional Capital Contributions.

(b)If after the commitment of Select pursuant to subsection (a) has been fully funded, the General Partner determines that the Partnership requires additional equity capital (a “Capital Call”), it will send a notice to the Limited Partners (a “Capital Call Notice”) in accordance with the following procedures:

(i)The Capital Call Notice will set forth the aggregate dollar amount of additional equity capital required by the Partnership, the intended use of the proceeds of the Capital Call and the General Partner’s determination of the Fair Market Value of Units to be issued in connection with the Capital Call. The Capital Call Notice will also set forth the date on which the additional Capital Contributions are required to be made by participating Partners (which shall be at least 30 days after the date of the Capital Call Notice). In the event that a Limited Partner disputes the General Partner’s determination of Fair Market Value, the procedures set forth under the definition of “Fair Market Value” herein shall apply.

(ii)Upon receipt of the Capital Call Notice, each of the Limited Partners will have the right to elect to purchase, on the same terms and conditions as set forth in the notice, up to its Proportionate Percentage of the Units to be issued. If a Limited Partner elects to purchase its portion of the Units to be issued, it shall be required to do so prior to the later of (X) the date set forth in the Capital Call Notice or (Y) two business days after the determination of Fair Market Value in accordance with the procedures set forth under the definition of “Fair Market Value.” If a Limited Partner fails to elect to purchase its portion of the Units to be issued within the foregoing period, the other Limited Partners (in accordance with their Proportionate Percentages) will be given an additional ten-day period to elect to purchase such portion on the terms set forth in the Capital Call Notice.

(c)Except as set forth above with respect to Select, it will not be deemed a default for a Limited Partner to refuse to make an additional Capital Contribution. However, in the event a Limited Partner does not fund its Capital Call and such Units are instead offered to and purchased by the other Limited Partners, the Partnership Interest of the non-contributing Limited Partner will be diluted thereby.

Section 3.3Return of Capital. Other than as provided in Article VI and Article IX, no Partner shall have the right to demand or receive the return of such Partner’s Capital Contributions to the Partnership, even in the event of withdrawal, whether or not such withdrawal is permitted hereunder or in breach hereof.

Section 3.4Interest on Capital Contributions. No Partner shall receive any interest on such Partner’s Capital Contributions or such Partner’s Capital Account, notwithstanding any disproportion therein as between the Partners, it being understood that payments to be made hereunder with respect to a Partnership Interest are not to be deemed interest.

Section 3.5Partner Loans. Any Partner, with the consent of the General Partner, may lend money to the Partnership. If the General Partner, or any Limited Partner with the consent of the General Partner, makes any loan or loans to the Partnership, the amount of any such loan shall not be treated as Capital Contributions, but shall be a debt due from the Partnership. Any Partner’s loan to the Partnership shall be repayable out of the Partnership’s cash and shall bear interest at such rate as may be mutually agreed upon by the General Partner and the Partner loaning money to the Partnership; provided, however, should the General Partner loan money to the Partnership, the interest rate on such loan shall not be higher than the then current market rate of interest which such loan would bear from a non-Affiliated third party. None of the Partners, or any of their Affiliates, shall be obligated to loan money to the Partnership. Repayment of all outstanding principal and accrued but unpaid interest on any Partner loan shall be made by the Partnership prior to distributions of Partnership Cash Flow to the Partners pursuant to Section 6.1 hereof.

ARTICLE IV
ACCOUNTING; BOOKS AND RECORDS; TAX MATTERS

Section 4.1Records. The General Partner shall maintain for the Partnership books and records in accordance with generally accepted accounting principles. The Limited Partners shall have access to such books and records, all of which the General Partner agrees to keep at the Partnership offices, provided all information obtained shall be kept confidential, and provided the Partner exercising such right shall not unreasonably interfere with or disrupt Partnership business.

Section 4.2Reports.

(a)As soon as practicable after the end of each calendar quarter, the General Partner shall deliver to the Limited Partners quarterly consolidated statements of income, a balance sheet, statements of cash flows and statements of Partners’ capital (it being understood that the General Partner will use commercially reasonable efforts, including closing the books by the 20th day of the final month of the quarter and estimating for the remainder of the quarter, to complete such reports within five business days after the end of such quarter).

(b)As soon as practicable after the end of each Fiscal Year, the General Partner shall deliver to all Partners financial statements for the Partnership for such year prepared in accordance with generally accepted accounting principles.

(c)The General Partner shall use its reasonable efforts to deliver income tax-related information to the Partners as soon as practicable after the end of each year.

(d)As soon as practicable after the end of each calendar quarter, the General Partner shall deliver to the Limited Partners quarterly operational reports outlining sales volumes delineated by customers, use type, and water right utilized, based upon the reporting package developed for the Partnership by Select.

Section 4.3Preparation of Tax Returns. The General Partner shall arrange for the preparation and timely filing of all returns required of the Partnership for federal and state income tax purposes.

Section 4.4Partnership Representative. The General Partner is hereby designated as the “partnership representative” (under Code Section 6223(a), the Regulations thereunder, and any comparable provision of state or local tax law) (the “Partnership Representative”) of the Partnership. The Partnership Representative shall be authorized and required to represent the Partnership (at the Partnership’s expense) in connection with all examinations of the Partnership’s operations, business or affairs by tax authorities, including resulting administrative and judicial proceedings, and to expend the Partnership’s funds for professional services reasonably incurred in connection therewith. The Partnership Representative is authorized to elect the application of Code Section 6226 on behalf of the Partnership, if it receives a “notice of final partnership adjustment” that would otherwise permit the IRS to collect from the Partnership a deficiency of tax, for each relevant year. The Partnership Representative shall give prompt written notice to each other Partner of all material notices (copies of such to be attached to the notice) it receives from the IRS concerning the Partnership, including any notice of audit, any notice of action with respect to a revenue agent’s report, any notice of a 30-day appeal letter and any notice of a deficiency in tax (except for a deficiency in a de minimis amount) concerning the Partnership’s federal income tax return. The Partnership Representative shall take commercially reasonable measures to inform the Partners of any material decision or actions it takes in its capacity as Partnership Representative. The Partnership Representative shall not enter into any settlement with any taxing authority (federal, state, or local), or extend the statute of limitations, on behalf of the Partnership or the Partners without the consent of a majority in interest of the Limited Partners.

Section 4.5Bank Accounts. The General Partner, in the name of the Partnership, shall be authorized to open and maintain a special bank account or accounts in a bank, the deposits of which are insured by an agency of the United States Government, in which shall be deposited all funds of the Partnership. There shall be no commingling of the Assets of the Partnership with the assets of any other Person.

ARTICLE V
ALLOCATIONS

Section 5.1Allocation of Net Profits and Net Loss. For purposes of maintaining the Capital Accounts and in determining the rights of the Partners among themselves, the Net Profits or Net Losses and each related item of income, gain, loss, deduction or credit shall, except as otherwise provided in the Regulations or this Article V hereof, be allocated for each Fiscal Year among the Partners in accordance with the further provisions of this Article V.

Section 5.2Net Profits. Net Profits shall be allocated among the Partners as follows:

(a)First, to the Partners in an amount equal to the Net Losses previously allocated to the Partners under Section 5.3(b) hereof (and not previously offset by allocations of Net Profits hereunder), pro rata in proportion to the Net Losses previously allocated to such Partners under Section 5.3(b) hereof.

(b)Next, to the Partners in an amount equal to the Net Losses previously allocated to such Partners under Section 5.3(a) hereof (and not previously offset by allocations of Net Profits hereunder), pro rata in proportion to any Net Losses previously allocated to such Partners under Section 5.3(a) hereof.

(c)Thereafter, after giving effect to the allocations set forth in Section 5.4 hereof, among the Partners in such a manner which will cause their Partially Adjusted Capital Accounts to equal, as soon as possible, their Targeted Accounts.

Section 5.3Net Losses. Net Losses shall be allocated among the Partners as follows:

(a)First, to the Partners who have a positive balance in their Adjusted Capital Accounts, pro rata in proportion to the balances in their respective Adjusted Capital Accounts.

(b)Any remaining Net Losses shall be allocated to the Limited Partners pro rata in accordance with their Capital Contributions.

Section 5.4Regulatory Allocations.

(a)Minimum Gain Chargeback. Except as provided below, if there is a net decrease in Partnership Minimum Gain for a Fiscal Year, each Partner shall be specially allocated, before any other allocation of Partnership items for such Fiscal Year, items of Partnership income and gain, for such year (and, if necessary, for subsequent years) in an amount equal to such Partner’s share of the net decrease in Partnership Minimum Gain, determined in accordance with the Regulations. Allocations pursuant to the previous sentence shall be made in proportion to, and to the extent of, the respective amounts required to be allocated to each Partner pursuant thereto. The income allocated pursuant to this Section 5.4(a) in any taxable year shall consist first of gains recognized from the disposition of property subject to one or more Nonrecourse Liabilities, and any remainder shall consist of a pro rata portion of other items of income or gain of the Partnership.

(b)Exceptions to Minimum Gain Chargeback. The allocation of gain or gross income otherwise required pursuant to Section 5.4(a) shall not apply to a Partner to the extent that: (1) such Partner’s share of the net decrease in Partnership Minimum Gain is caused by a guarantee, refinancing or other change in the debt instrument causing it to become a partially or wholly recourse debt or a Partner Nonrecourse Debt, and such Partner bears the economic risk of loss for such changed debt; (2) such Partner’s share of the net decrease in Partnership Minimum Gain results from the repayment of a nonrecourse liability of the Partnership, which repayment is made using funds contributed by such Partner to the capital of the Partnership; (3) the IRS waives the requirement of such allocation in response to a request for such waiver made by the General Partner on behalf of the Partnership (which request the General Partner may or may not make, if it determines that the Partnership would be eligible therefor); or (4) additional exceptions to the requirement of such allocations are established by revenue rulings issued by the IRS pursuant to the Regulations, which exceptions apply to such Partner, as determined by the General Partner in its sole discretion.

(c)Partner Minimum Gain Chargeback. If during a Fiscal Year there is a net decrease in any Partner Minimum Gain, each Partner with a share of such Partner Minimum Gain determined in accordance with Regulation § 1.704-2(i)(5) as of the beginning of such year shall be allocated items of income and gain for the year (and, if necessary, succeeding years) in the manner and to the extent provided in Regulation § 1.704-2(i)(4).

(d)Qualified Income Offset. After applying Sections 5.4(a), (b) and (c) above, if a Partner unexpectedly receives any adjustment, allocation or distribution described in Regulation § 1.704-1(b)(2)(ii)(d)(4) through 1.704-1(b)(2)(ii)(d)(6) which causes an Adjusted Capital Account Deficit for the Partner, items of Partnership income and gain shall be specially allocated to the Partner in an amount sufficient to eliminate, to the extent required by Regulations, the Adjusted Capital Account Deficit of such Partner as quickly as possible as of the end of the Partnership’s Fiscal Year to which such adjustment, allocation or distribution relates. This Section 5.4(d) is intended to constitute a “Qualified Income Offset” provision within the meaning of Regulation § 1.704-1(b)(2)(ii)(d) and shall be interpreted and construed in a manner consistent with such Regulation. If a Partner has an Adjusted Capital Account Deficit, the Partner shall be allocated items of Partnership income and gain to equal the amount of such deficit as quickly as possible as of the end of such Fiscal Year.

(e)Code Section 754 Adjustments. To the extent an adjustment to the adjusted tax basis of any Asset under Code Section 734(b) or 743(b) is required to be taken into account in determining Capital Accounts under Regulations Section 1.704-1(b)(2)(iv)(m), the amount of the adjustment to the Capital Accounts will be treated as an item of gain (if the adjustment increases the basis of the Asset) or loss (if the adjustment decreases the basis), and the gain or loss will be specially allocated to the Partners in a manner consistent with the manner in which their Capital Accounts are required to be adjusted under Regulations Section 1.704-1(b)(2)(iv)(m).

(f)Interpretation. The provisions of this Section 5.4 are intended to comply with Regulations §§ 1.704-1(b) and 1.704-2 and shall be interpreted consistently with this intention. Any terms used in such provisions that are not specifically defined in this Agreement shall have the meaning, if any, given such terms in the Regulations cited above.

(g)Nonrecourse Deductions. Nonrecourse Deductions for any Fiscal Year shall be specially allocated to the Limited Partners.

(h)Partner Nonrecourse Deductions. Partner Nonrecourse Deductions shall be allocated to the Limited Partners who bear the economic risk of loss with respect to the deductions.

(i)Curative Allocations. If any allocation of gain, income, loss, expense or any other item is made pursuant to this Section 5.4 or otherwise on account of the requirements of the Code and/or the Regulations as in effect from time to time (in each such case a “Regulatory Allocation”), then, notwithstanding the provisions of this Article V (other than the Regulatory Allocations), the Regulatory Allocations shall be taken into account in allocating other items of income, gain, loss and deduction among the Partners (in the current and all subsequent years) so that, to the extent possible, the net amount of such allocations of other items and the Regulatory

Allocations to each Partner shall be equal to the net amount that would have been allocated to each such Partner if the Regulatory Allocations had not occurred.

Section 5.5Modification of Provisions Pertaining to Capital Account Allocations. The foregoing provisions of this Article V relating to allocations for Capital Account adjustment purposes are intended to comply with Regulation 1.704-1(b) and shall be interpreted and applied in a manner consistent with such Regulation. Without limitation of the foregoing, it is the intent of the Partners that the allocations provided in this Article V be treated as having “substantial economic effect” within the meaning of section 704(b) of the Code. In the event the General Partner shall determine that it is prudent to modify the manner in which the Capital Accounts, or any increases or decreases thereto, or allocations are computed in order to comply with such Regulations, the General Partner may make such modification. The General Partner shall also make any appropriate modifications if unanticipated events might otherwise cause this Article V not to comply with such Regulations. Notwithstanding the foregoing, however, the General Partner shall have no liability whatsoever to any Partner for any failure by the General Partner to exercise any discretion to make any such modification. Notwithstanding any other provision of this Section 5.5 to the contrary, no amendment otherwise authorized by this Section 5.5 shall, without the consent of the affected Partner, directly or indirectly have the effect of increasing the aggregate amount of Capital Contributions required of such Partner under the Agreement.

Section 5.6Tax Allocations – Section 704(c). In accordance with Code Section 704(c) and the related Regulations, income, gain, loss and deduction with respect to any property contributed to the capital of the Partnership, solely for tax purposes, will be allocated among the Partners so as to take account of any variation between the adjusted basis to the Partnership of the property for federal income tax purposes and the initial fair market value of the property. Any elections or other decisions relating to allocations under this Section 5.6 will be made in any manner that the General Partner determines reasonably reflects the purpose and intention of this Agreement. Allocations under this Section 5.6 are solely for purposes of federal, state and local taxes and will not affect, or in any way be taken into account in computing, any Partner’s Capital Account or share of Net Profits, Net Losses or other items or distributions under any provision of this Agreement.

ARTICLE VI
DISTRIBUTIONS

Section 6.1Distribution of Partnership Cash Flow. All Partnership Cash Flow shall be distributed in the following order of priority (subject to any requirements of applicable law with respect to the priority of other creditors of the Partnership, if any):

(a)first, pro rata among the Limited Partners until each Limited Partner has received aggregate distributions pursuant to this subsection (a) equal to its Unpaid Preferred Return;

(b)second, pro rata among the Limited Partners until each Limited Partner has received aggregate distributions pursuant to this subsection (b) equal to its Unreturned Capital;

(c)third, to the General Partner as Carried Interest until the cumulative amount distributed to the General Partner pursuant to this subsection (c) is equal to 20% of the aggregate amounts distributed pursuant to subsection (a) and this subsection (c);

(d)fourth, 80% to the Limited Partners (pro rata in accordance with their aggregate Capital Contributions) and 20% to the General Partner as additional Carried Interest until the occurrence of the Trigger Event;

(e)fifth, to the General Partner as additional Carried Interest until the cumulative amount distributed to the General Partner pursuant to subsection (c) subsection (d) and this subsection (e) is equal to 30% of the aggregate amounts distributed pursuant to subsection (a), subsection (c), subsection (d) and this subsection (e); and

(f)thereafter, the remainder shall be distributed 70% to the Limited Partners (pro rata in accordance with their aggregate Capital Contributions) and 30% to the General Partner as additional Carried Interest.

Section 6.2Timing of Certain Distributions and Payments. If any date on which a distribution is required to be made falls on a day which is not a business day, the distribution to be made on such day will be made on the next succeeding business day with the same force and effect as if made on such day and no additional interest or preference will accrue as a result of such delayed payment.

Section 6.3Distributions on Liquidation. In the event of a liquidation of the Partnership, distributions of all Assets shall be made, subject to Section 9.2 and the further provisions of this Section 6.3, to the Partners in accordance with Section 6.1 hereof. Any property that is distributed in kind shall be deemed to have been sold immediately prior to the date of liquidation for its then fair market value and the gain or loss resulting therefrom shall be allocated to the Partners’ Capital Accounts in the manner set forth in Article V hereof. Upon liquidation, prior to making any liquidating distributions hereunder, the Liquidator is hereby authorized and directed to make any and all special allocations of Net Profits, Net Losses, and items of Partnership gain, deduction and credit in a manner which results in the Partners’ respective Capital Accounts having balances equal to (or as close thereto as possible) the aggregate liquidating distribution that each such Partner would receive hereunder pursuant to Section 6.1.

Section 6.4Withheld Amounts. Notwithstanding any other provision of this Article VI to the contrary, each Partner hereby authorizes the Partnership to withhold and to pay over, or otherwise pay, any withholding or other taxes payable by the Partnership with respect to such Partner as a result of such Partner’s participation in the Partnership; if and to the extent that the Partnership shall be required to withhold or pay any such taxes, such Partner shall be deemed for all purposes of this Agreement to have received a payment from the Partnership as of the time such withholding or tax is paid, which payment shall be deemed to be a distribution with respect to such Partner’s Partnership Interest to the extent that such Partner (or any successor to such Partner’s Partnership Interest) is then entitled to receive a distribution.

Section 6.5Distribution for Taxes. Notwithstanding Section 6.1, to the extent a Partner receives an allocation of Net Profits pursuant to Section 5.2 or other items of income or gain pursuant to Section 5.4, but would not otherwise receive a corresponding distribution of Partnership Cash Flow pursuant to Section 6.1 sufficient to pay such Partner’s Estimated Tax Liability (“Distribution Shortfall”), the Partnership shall (to the extent the General Partner determines that cash is available for distribution) distribute pro rata, based on each Partner’s respective Estimated Tax Liability, prior to making any distribution of Partnership Cash Flow pursuant to Section 6.1, a sufficient amount of Partnership Cash Flow (limited to the amount thereof), to satisfy such Distribution Shortfall for each Partner. Any distributions to a Partner under this Section 6.5 shall be treated as a preliminary distribution of future amounts due to such Partner under Section 6.1 and Section 6.3, and any future distributions to such Partner under Section 6.1 and Section 6.3 shall be adjusted so that, to the greatest extent possible, all distributions are according to Section 6.1 priorities. In the event that Partnership Cash Flow is insufficient to satisfy the distribution requirements of this Section 6.5 for a Fiscal Year, such deficiency shall be satisfied in the first subsequent Fiscal Year that Partnership Cash Flow exists. The General Partner shall use commercially reasonable efforts to reserve sufficient funds out of Partnership Cash Flow each year to fund the distributions contemplated by this Section 6.5.

Section 6.6Special Distribution for Municipal Bond Financing. The Partnership intends to pursue a municipal bond financing to the extent that the General Partner determines that the consummation of such financing is feasible and in the best interests of the Partnership. It is anticipated that, if such financing is consummated, the Partnership will make a special distribution to the Partners of a substantial portion of the net proceeds therefrom as Partnership Cash Flow. In such event, Select shall have the right, notwithstanding Section 6.1, to elect that its pro rata share of any such Partnership Cash Flow from the special distribution be paid to the other Limited Partners in proportion to their ownership of Units instead of being distributed to Select. If Select makes such election, Units will be redeemed from the other Limited Partners in the amount of the excess distribution received by such Limited Partners, thus increasing Select’s percentage ownership of outstanding Units. For purposes of this provision, Units would be redeemed based the Fair Market Value of the redeemed Units.

ARTICLE VII
GENERAL PARTNER, MANAGEMENT,
AND OPERATIONS OF BUSINESS

Section 7.1General Partner and Management. Except as otherwise provided in Section 7.11 or elsewhere herein, the General Partner (acting directly or through its duly appointed agents shall be responsible for, and shall have the exclusive right and power, at Partnership expense, to manage Partnership affairs and control all decisions relating to the business and operations of the Partnership. Except as otherwise provided herein, no Limited Partner shall have any right to participate in or exercise control or management power over the business and affairs of the Partnership. In addition to the powers now or hereafter granted a general partner of a limited partnership under the Act and other applicable law or which are granted to the General Partner under any other provision of this Agreement, the General Partner shall have full power and authority to do all things deemed necessary or desirable by the General Partner to conduct the business of the Partnership, to exercise all powers set forth in Section 2.2 hereof, and to effectuate the purposes set forth in Section 2.1 hereof.

Section 7.2Reimbursement of, and Payments to, the General Partner and Affiliates.

(a)The Partnership shall pay to the General Partner and/or its Affiliates an annual management fee in an amount equal to 1.50% of the aggregate Capital Contributions made by the Limited Partners to the Partnership (the “Management Fee”). The Management Fee shall be paid in advance at the commencement of each year of operations. To the extent that the Partnership does not have available cash to pay the Management Fee, unpaid amounts will be accrued and shall be required to be paid before any distributions may be made to the Limited Partners.

(b)The Partnership shall be responsible for (i) all fees, costs, expenses, liabilities and obligations associated with the organization, termination, liquidation, winding up or dissolution of the Company, the General Partner and any related vehicles created for the benefit of the Company, the syndication or offering of interests thereof or the syndication or offering of Units, including, without limitation expenses incurred in connection with the organization, offering or preparation of any compliance, regulatory, legal or accounting advice, printing, tax, consulting, filing, placement agent fees, documentation, negotiation and delivery of this Agreement or other similar agreements and any other related, similar or governing documents of the Company or the General Partner and (ii) all fees, costs, expenses, obligations and liabilities of the Partnership, the General Partner or their Affiliates incurred in connection with activities that, in the sole determination of the General Partner, may benefit the Partnership, including any activity related to identifying, originating, sourcing, evaluating, bidding on, diligencing, pursuing, structuring, negotiating, purchasing, acquiring, forming, organizing, consummating, financing, refinancing, structuring, restructuring, monitoring, owning, operating, carrying, holding, developing, improving, managing, advising, operating, valuing, readying for sale, servicing, selling, winding up, liquidating, dissolving or otherwise disposing of, as applicable, the Assts or the Company, whether or not such activities are successful, and whether or not initially incurred by the Company, the General Partner or any of its Affiliates and including all fees, costs, expenses, obligations and liabilities incurred in connection with the performance by the General Partner and its Affiliates pursuant to their obligations under this Agreement (including any indemnifiable losses and expenses under Sections 7.4 and 7.5 and any directors and officers’ liability insurance). Notwithstanding the foregoing, the Partnership shall not be responsible for the costs and expenses incurred by the General Partner in providing for their normal operating overhead, including rent, office expenses salaries and other expenses incurred in maintaining the General Partner’s principal place of business, such amounts shall instead be paid by the General Partner.

(c)At Closing, the Partnership will reimburse C&A, Geneses and their respective Affiliates for the expenses (including legal and other professional fees) incurred by them in the organization of the Partnership, acquisition of Water Assets and other matters incident to the transactions contemplated hereby, including an acquisition fee to C&A of $1,000,000.

(d)At the closing of any monetization event by the Partnership after the Effective Date (e.g., an asset sale, a loan closing, a bond financing, etc.), the Partnership shall pay to C&A a commission equal to 2.5% (two and a half percent) of the gross proceeds generated by such monetization event (such amount to be senior in priority to any distributions to Limited Partners and junior in priority to any unpaid Management Fees). Notwithstanding the foregoing, no such commission shall be payable in connection with the exercise of the Call Option or Put Option.

Section 7.3Outside Activities of the Partners. Each Partner may be engaged in or have other business interests or other activities other than those relating to the Partnership (including business interests or other activities that are competitive with the business of the Partnership). The terms and provisions contained in this Agreement shall not limit the activities of Affiliates, partners, shareholders, members, managers, officers, directors or employees, of the Partners. The General Partner and the General Partner’s Affiliates will offer to the Partnership the right of first refusal for all future investment opportunities to the Partnership that (i) the General Partner reasonably believes falls within the investment objectives of, and is otherwise suitable for, consideration by the Partnership, (ii) are located in the Arkansas River Valley basin in the State of Colorado and (iii) are limited to those water projects presented to, or pursued by, the Partnership. Additionally, C&A will offer Select and Geneses (proportionately in accordance with their respective ownership of Units) the right of first refusal for any water project investment opportunity sourced by C&A in the Arkansas River Valley basin in the State of Colorado which the Partnership is unable to pursue (it being understood that such right excludes aggregate projects covered by C&A’s non-competition agreement with                         ).

Section 7.4Indemnification. The Partnership shall, to the fullest extent permitted by the Act, indemnify (and advance expenses to) each of the Partners and their respective Affiliates, and any partner, member, manager, shareholder, director, officer, affiliate, employee or agent of the foregoing (each an “Indemnified Party”) from and against any losses, liabilities, damages and expenses incurred by such Indemnified Party (including judgments, settlements, fines, penalties and counsel and expert fees), in connection with any actions or omissions taken or omitted in connection with providing services to the Partnership or the performance of the Indemnified Party’s duties under this Agreement; provided that no Indemnified Party shall be indemnified with respect to any matter, that has been finally adjudicated by a court of competent jurisdiction finding that such action (i) was undertaken or omitted in connection with providing services to the Partnership or the performance of the General Partner’s duties under this Agreement, (ii) was not taken or omitted to be taken by the Indemnified Party in the good faith belief that such act or omission was in, or not opposed to, the Partnership’s best interests and (iii) constituted gross negligence, fraud, bad faith or willful misconduct. Any indemnification pursuant to this Section 7.4 (or advance of expenses pursuant to Section 7.5) shall be made only out of the Assets of the Partnership, and no Partner shall have any obligation to contribute to the capital of the Partnership or otherwise provide funds to enable the Partnership to fund its obligations under this Section 7.4 or Section 7.5.

Section 7.5Expenses. The Partnership shall pay the expenses incurred by an Indemnified Party in defending a civil or criminal action, suit or proceeding, other than an action brought by the Partnership, upon receipt of an undertaking by the Indemnified Party to repay payments made by the Partnership if the Indemnified Party is determined not to be entitled to indemnification as provided herein.

Section 7.6No Third-Party Beneficiaries. The indemnification provided in this Article VII is for the benefit of the Indemnified Parties and their respective executors, administrators, personal representatives, successors and assigns, and shall not be deemed to create any right to indemnification for any other Persons.

Section 7.7Savings Clause. If all or any portion of this Article VII shall be invalidated on any ground by a court of competent jurisdiction, then the Partnership shall nevertheless indemnify and hold harmless a Person to be indemnified pursuant to this Article VII as to costs, charges and expenses (including reasonable attorneys’ fees), judgments, fines and amounts paid in settlement with respect to any action, suit or proceeding, whether civil, criminal, administrative or investigative, to the full extent permitted by any applicable portion of this Article VII that shall not have been invalidated and to the fullest extent permitted by applicable law.

Section 7.8Liability. The General Partner shall endeavor to perform its duties under this Agreement with ordinary prudence and in a manner reasonable under the circumstances. The General Partner shall not be liable to the Partnership or the Limited Partners for any loss or liability caused by any act, or by the failure to do any act, unless such loss or liability arises from the General Partner’s fraud, intentional misconduct, knowing violation of the law or gross negligence. In no event shall the General Partner be liable by reason of a mistake in judgment made in good faith, or action or lack of action based on the advice of legal counsel. Further, the General Partner shall in no event be liable for its failure to take any action unless it is specifically directed to take such action under the terms of this Agreement.

Section 7.9Limited Partners.

(a)The Limited Partners shall not participate in the management or control of the Partnership’s business, shall not transact any business for the Partnership, and shall not have the power to act for or bind the Partnership, such powers being vested solely and exclusively in the General Partner. No Limited Partner shall be bound by, or personally liable for, the expenses, liabilities, or obligations of the Partnership, except as provided in this Agreement, a separate written agreement or the Act. The right of the Limited Partners to consent to or approve of certain matters under the provisions of this Agreement shall not be deemed a participation in the operation and management of the business of the Partnership, or the exercise of control over the Partnership’s affairs.

(b)At any time that a Limited Partner is a Defaulting Limited Partner, (i) the General Partner may withhold all cash or other property otherwise distributable to such Defaulting Limited Partner and credit any such amounts withheld against the amount which would cure such default in a manner to be determined by the General Partner in its sole discretion and (ii) such Defaulting Limited Partner shall cease to have the right to vote or provide consents hereunder in respect of such Defaulting Limited Partner’s Units

(c)Each Limited Partner hereby grants to the Partnership a first priority lien upon and security interest in such Limited Partner’s Units in order to secure the obligations of such Limited Partner in respect of its obligations under Section 3.2(a), Section 8.8 and Section 8.9, as applicable. The Partnership shall have all rights now or hereafter existing under applicable law, and all rights as a secured creditor, in respect of the Limited Partners’ Units. Each Limited Partner shall promptly take all such actions as may be reasonably requested by the General Partner to ensure that the Partnership can perfect and realize upon such security interest. This Section 7.9(c) is intended to constitute a security agreement within the meaning of Article 9 of the Uniform Commercial Code in effect in the State of Delaware.

Section 7.10Indebtedness. The Partnership and its subsidiaries may (i) incur indebtedness in connection with specific Partnership investments and may pledge some or all of its assets to secure such indebtedness and (ii) obtain and incur mezzanine and/or line of credit indebtedness, all on terms and conditions and with lender(s), as determined by the General Partner (subject to Section 6.6).

Section 7.11Resolution of Conflicts of Interest. The General Partner shall not, and hereby commits that the Partnership shall not, directly or indirectly knowingly undertake any conduct constituting an actual or potential conflict of interest between (i) the Partnership or any enterprise into which the Partnership makes an investment, on the one hand, and (ii) any of the General Partner or any of the General Partner’s Affiliates on the other hand, without the prior consent of a majority in interest of the Limited Partners. The General Partner shall promptly disclose for consent of the Limited Partners all actual or material potential conflicts of interest of which it is aware within ten business days.

Section 7.12Other Matters Concerning the General Partner.

(a)The General Partner may rely and shall be protected in acting or refraining from acting upon any resolution, certificate, statement, instrument, opinion, report, notice, request, consent, order, bond, debenture or other paper or document believed by it to be genuine and to have been signed or presented by the proper Person(s).

(b)Whenever this Agreement or any other agreement provides that the General Partner or any of the General Partner’s Affiliates is permitted or required to make a decision (i) in its “sole discretion,” “sole and absolute discretion” or “discretion,” that it deems “necessary or appropriate” or “necessary or advisable” or under a grant of similar authority or latitude, except as otherwise provided, the General Partner or such Affiliate shall be entitled to consider only such interests and factors as it desires and shall have no duty or obligation to give any consideration to any interest of, or factors affecting, the Partnership or the Limited Partners, (ii) it may make such decision in its sole and absolute discretion (regardless of whether there is a reference to “sole discretion,” “sole and absolute discretion” or “discretion”) unless another express standard is provided for, or (iii) in “good faith” or under another express standard, the General Partner or such Affiliate shall act under such express standard and shall not be subject to any other or different standards imposed by this Agreement, any other agreement contemplated hereby or under the Act or any other law, rule or regulation.

(c)The General Partner may consult with legal counsel, accountants, appraisers, management consultants, investment bankers and other consultants and advisers selected by it, and any act taken or omitted to be taken in reliance upon the opinion (including an opinion of counsel) of such Persons as to matters that the General Partner reasonably believes to be within such Person’s professional or expert competence shall be conclusively presumed to have been done or omitted in good faith and in accordance with such opinion.

(d)The General Partner shall have the right, in respect of any of its powers or obligations under this Agreement, to act through any of its duly authorized officers, a duly appointed attorney or attorneys-in-fact or the duly authorized officers of the Partnership.

ARTICLE VIII
TRANSFERS AND WITHDRAWALS

Section 8.1Transfer of Partnership Interests.

(a)Any attempted Transfer of a Partnership Interest not in compliance with this Agreement shall be void ab initio.

(b)Notwithstanding any other provision hereof, no Transfer by a Partner of its Partnership Interest may be made if it (i) would result in the Partnership being treated as an association taxable as a corporation, (ii) is effectuated through an “established securities market” or a “secondary market (or the substantial equivalent thereof)” within the meaning of Section 7704(b) of the Code, (iii) would require filing of a registration statement under, or would violate, any federal, state or foreign securities laws or regulations, (iv) would violate any loan documents or other agreements to which the Partnership is a party or by which the Partnership is bound, or (v) would result in the Partnership or the entity to which such Partnership Interest is to be transferred becoming an “investment company” or “controlled by” an investment company under the Investment Company Act of 1940, as amended from time to time.

(c)Upon the Transfer of all of its Partnership Interest, a Partner shall not cease to be a Partner of the Partnership but its transferee shall have only the rights of an assignee under the Act to the extent of the Transfer unless and until admitted as a substitute Partner in accordance with this Agreement, at which time (i) the transferor shall cease to be a Partner of the Partnership in respect of the Partnership Interest so transferred and (ii) the transferee shall assume all rights and obligations of the transferor (including without limitation, the Put Option and Call Option described herein).

(d)Notwithstanding any provision to the contrary contained herein except subsection

(b)of this Section 8.1, any Partner may affect a Permitted Transfer at any time, without the requirement of consent or approval from or by any Person, upon ten days’ prior written notice to the General Partner.

Section 8.2Transfers.

A Limited Partner shall be entitled to Transfer all, but not less than all, of its Partnership Interest in accordance with the following provisions:

(a)Except as to Permitted Transfers in compliance with Section 8.1(d), the Partnership Interest of a Limited Partner may not be Transferred without the prior written consent of the General Partner. The General Partner’s consent may be withheld in the sole discretion of the General Partner.

(b)All Transfers authorized pursuant to this Section 8.2 shall be consummated as soon as practicable following the receipt of the General Partner’s approval (if required) of a Transfer by a Partner. Each of the Partners agrees to take all actions necessary to conclude without delay the Transfer of the Partnership Interests as contemplated hereunder.

(c)During the pendency of any procedures set forth in this Section 8.2, the Partners shall cooperate to continue the operations of the Partnership in the ordinary course of business and in accordance with all applicable business plans, authorizations and approvals previously issued or adopted by the Partner(s) having authority therefor.

(d)The benefits and obligations of this Section 8.2 shall be available to, and incumbent upon, any successor or permitted assignee of the rights of the Limited Partners.

Section 8.3Withdrawal. No Partner may withdraw from the Partnership, other than as a result of a Permitted Transfer (or any other Transfer permitted by this Article VIII) of all of such Partner’s Partnership Interest in accordance with this Article VIII.

Section 8.4Substitute General Partner. A transferee of the Partnership Interest of the General Partner transferred in accordance with this Article VIII shall not be admitted to the Partnership as a General Partner without the approval of a majority in interest of the Limited Partners.

Section 8.5Substitute Limited Partner. A transferee of the Partnership Interest of a Limited Partner transferred in accordance with this Article VIII, shall, upon execution of a joinder agreement, in form and substance satisfactory to the General Partner, to be bound by the terms of this Agreement, automatically be admitted to the Partnership as a limited partner, effective as of the date of such Transfer, to which substitution each Partner hereby consents.

Section 8.6Adjustment. If any assignment of Partnership Interest occurs during a Fiscal Year, Articles V and VI shall be applied to the assignor and assignee on the basis of the daily proration method of allocation for such Fiscal Year.

Section 8.7Withdrawal of the General Partner. The General Partner hereby covenants and agrees not to retire or withdraw from the Partnership as General Partner without the prior written consent of a majority in interest of the Limited Partners.

Section 8.8Call Option. During the Option Period, Select shall have the right (the “Call Option”) to acquire all, and not less than all, of the Units owned by each of C&A and Geneses at a price equal to the Call Price. The sale and purchase of Units pursuant to the Call Option shall occur no later than the 60th day after Select has provided written notice to C&A and Geneses of its exercise of the Call Option, or such other date as may be agreed by Select and, as applicable, C&A and/or Geneses. Each of C&A and Geneses shall execute such instruments of transfer as reasonably requested by Select, against payment by Select of the Call Price for each of the Units subject to the Call Option by wire transfer or other immediately available funds; provided, however, that C&A and/or Geneses may request that up to 20% of the Call Price be in the form of shares of common stock of SWSI. If SWSI agrees to such issuance and SWSI concludes that such issuance is permitted without registration under the Securities Act of 1933 (including by receiving accredited investor questionnaires from C&A and/or Geneses), shares will be valued at the average SWSI closing price for the ten trading days prior to the date of exercise of the Call Option.

Section 8.9Put Option. During the Option Period and unless Select has already exercised the Call Option, each of C&A and Geneses shall have the right (the “Put Option”) to require that Select acquire all of its Units at a price equal to the Put Price. The sale and purchase of Units pursuant to the Put Option shall occur no later than the 180th day after C&A and/or Geneses (as applicable) has provided written notice to Select of the exercise of the Put Option, or such other date as may be agreed by Select and, as applicable, C&A and/or Geneses. Each of C&A and Geneses shall execute such instruments of transfer as reasonably requested by Select (including representations and warranties as to free and clear title and ownership), against payment by Select of the Put Price for each of the Units subject to the Put Option by wire transfer or other immediately available funds; provided, however, that each of C&A and Geneses may request that up to 20% of the Put Price to be paid to it be in the form of shares of common stock of SWSI. If SWSI agrees to such issuance, and SWSI concludes that such issuance is permitted without registration under the Securities Act of 1933 (including by receiving accredited investor questionnaires from C&A and/or Geneses), shares will be valued at the average SWSI closing price for the ten trading days prior to the date of exercise of the Put Option. Select will act in good faith to fulfill its payment obligations under this Section 8.9 within the limits of Select’s liquidity and balance sheet limitations at the time. If Select determines in good faith that it cannot fund the payment of the Put Option as set forth above, in the place of Select fulfilling the payment of the Put Option obligation directly with a buyout as described above, Select shall have the right to force a Partnership Asset Sale; and upon the consummation of such Partnership Asset Sale, Select will not be entitled to receive any of the net proceeds therefrom (including its portion of General Partner distributions), up to a maximum of Select’s Unreturned Capital (measured at the date on which the Put Option has been exercised), to ensure that (i) the Limited Partners, other than Select, achieve the same target returns as outlined in the Put Price methodology and (ii) the members of the General Partner, other than Select, receive the same anticipated Carried Interest from the hypothetical sale, as outlined in the Put Price methodology, that would generate the required Limited Partner returns. Once distributions (i) and (ii) above have been completed, and there remains additional capital to distribute because the Partnership Asset Sale price exceeded the amount to fulfill (i) and (ii) above, Select would receive subsequent distributions according to its ownership of Limited Partnership and General Partnership units, inclusive of Carried Interest. For the avoidance of doubt, the commitments above would remain until such time that the Partnership Asset Sale is completed, even if the Partnership Asset Sale were to happen after the Put Option window closed. By its execution of this Agreement, SWSI hereby guarantees the obligation of Select to consummate the Put Option upon and subject to the terms set forth in this Section 8.9. Such guarantee shall remain in full force and effect notwithstanding any Permitted Transfer of Select’s Units hereunder.

Section 8.10Right of First Refusal.

(a)From the period commencing on the Effective Date and continuing until the start of the Option Period, in the event that the General Partner seeks to approve a sale of all or substantially all of the Assets determined on a consolidated basis or a sale of all or substantially all of the Units, whether by merger, recapitalization, consolidation, reorganization, combination or otherwise (an “Authorized Change of Control”), to any independent third party or group of independent third parties (“Prospective Acquirer”), (i) the General Partner will provide all Limited Partners with written notice of the terms and conditions of the Authorized Change of Control and (ii) Select will have the right of first refusal to consummate the Authorized Change of Control for its own account on such terms and conditions. If Select desires to exercise such right, (i) it must provide notice of such exercise within 30 days after the General Partner’s notice of the Authorized Change of Control and (ii) it must close the transaction no later than 90 days (or such later date as may be mutually agreed by the General Partner and Select) after Select provides its notice to exercise its right of first refusal.

(b)If Select declines such right or fails to exercise such right within the foregoing 30-day period, the Partnership and the Prospective Acquirer may proceed with the Authorized Change of Control. Each Limited Partner will take all reasonably necessary or desirable actions in connection with the consummation of the Authorized Change of Control as requested by the General Partner. Each Limited Partner shall be subject to the same representations and warranties, and pro rata share of indemnities, holdback, and escrow provisions, if any, and any similar terms of the proposed transaction to which the Limited Partners may be subject.

(c)In the event the General Partner provides notice of the terms and conditions of an Authorized Change of Control prior to the start of the Option Period, but the closing of such transaction (whether consummated by Select through its right of first refusal or by the Prospective Acquiror) reasonably extends into the Option Period, Select shall not be entitled, upon the start of the Option Period, to exercise its Call Option and thereby terminate the closing of the Authorized Change of Control.

Section 8.11Purchase of Interest in General Partner. In the event that Select acquires the interest in the Partnership of C&A and/or Geneses pursuant to the Call Option, Put Option or right of first refusal, as the case may be, Select shall also acquire the membership units of C&A Holding Company, Inc. and/or Geneses (as applicable) in the General Partner. The closing of such transaction will be contemporaneous with the closing of the Put Option, Call Option (as applicable) or Authorized Change of Control pursuant to Section 8.08, Section 8.09 and Section 8.10 (as applicable). The purchase price to be paid by Select to C&A Holding Company Inc, and/or Geneses will be their proportionate percentage of the Carried Interest which would be distributable to the General Partner based on a hypothetical sale of 100% of the assets of the Partnership at the enterprise value implied by the “Put Price,” “Call Price” or “Authorized Change of Control” and distribution of the “Carried Interest” to the General Partner. For purposes of calculating the hypothetical sale and distribution pursuant to the preceding sentence, Select’s capital contribution to the Partnership will be deemed to equal (i) the Capital Contributions made by Select on or about the Effective Date plus (ii) one-half of Select’s subsequent Capital Contributions to the Fund.

ARTICLE IX
DISSOLUTION

Section 9.1Dissolution Events.

(a)Except as set forth in this Article IX, no Partner shall have the right to dissolve the Partnership. The Partnership shall not be dissolved by the admission of substituted Partners pursuant to Article VIII hereof. The Partnership shall dissolve, and its affairs shall be wound up, upon the first to occur of (i) the expiration of the term of the Partnership provided in Section 2.9, (ii) an event of withdrawal of the General Partner; (iii) the entry of a decree of judicial dissolution of the Partnership; (iv) the sale or disposition for cash (or the distribution) of all or substantially all of the Assets of the Partnership; (v) the General Partner shall elect to dissolve the Partnership and such election shall be approved by a majority in interest of the Limited Partners; (vi) the General Partner files a petition under any section or chapter of the Federal Bankruptcy Code, becomes subject to an order for relief under Title 11 of the U.S. Code, or is declared bankrupt or insolvent in a state bankruptcy or insolvency hearing; (vii) entry of a Final Judgment by a court of competent jurisdiction to the effect that the General Partner was guilty of intentional misconduct, gross negligence, knowing violation of the law or fraud in connection with any duty or obligation hereunder; (viii) the appointment of a receiver for all or substantially all of the assets of the General Partner and the failure to have such receiver discharged within 30 days of such appointment; or (ix) there is a final, non-appealable adjudication by a court of competent jurisdiction that the General Partner has committed any action relating to the performance of the

General Partner’s duties under this Agreement that constitutes fraud, gross negligence or willful misconduct that, in each case has had a material adverse effect on the Partnership.

(b)Notwithstanding the provisions of Section 9.1(a) hereof, the Partnership shall not be dissolved and the business of the Partnership shall be continued with the Assets, and such Assets shall not be liquidated, if following an event described in Section 9.1(a), there is at least one remaining General Partner (including any substituted General Partner) and a majority in interest of the Limited Partners elects to continue the business of the Partnership, which is hereby expressly permitted. Upon the satisfaction of all conditions necessary to the continuation of the Partnership, including the admission of a successor General Partner and the amendment of the Partnership’s Certificate (if required by applicable law), the Partnership shall be continued without any further consent or approval of any Partner, in which case the Partnership shall continue to conduct the business of the Partnership with the Assets in accordance with, and the Partnership and Partnership Interests of the Partners shall continue to be governed by, the terms and provisions of this Agreement.

Section 9.2Winding-Up.

(a)Upon the dissolution of the Partnership (and provided that the Partnership has not been continued pursuant to Section 9.1), the Partnership shall continue solely for the purposes of winding up its affairs in an orderly manner, liquidating its Assets, and satisfying the claims of its creditors and Partners. No Partner shall take any action that is inconsistent with or not necessary to or appropriate for, the winding up of the Partnership’s business and affairs. The Liquidator shall be responsible for overseeing the winding up and dissolution of the Partnership and shall take full account of the Partnership’s liabilities and property and the Assets shall be liquidated as promptly as is consistent with obtaining the fair value thereof, and the proceeds therefrom shall be applied and distributed in the following order, subject to any different requirements of law: (i) first, to the payment and discharge of all of the Partnership’s liabilities to creditors, other than liabilities for which reasonable provision for payment has been made and liabilities owed to Partners; and (ii) the balance, if any, in accordance with Section 6.3.

(b)Notwithstanding the provisions of Section 9.2(a) which require liquidation of the Assets of the Partnership, but subject to the order of priorities set forth therein, if, prior to or following dissolution of the Partnership, the Liquidator determines that an immediate sale of part or all of the Assets would be impractical or would cause undue loss to the Partners, the Liquidator may, in its sole and absolute discretion, defer for a reasonable time the liquidation of any Assets except those necessary to satisfy liabilities of the Partnership and/or distribute to the Partners in lieu of cash, as tenants in common and in accordance with the provisions of Section 9.2(a), undivided interests in such Assets as the Liquidator deems not suitable for liquidation. Any such distributions in kind shall be made subject to such conditions relating to the disposition and management of such Assets as the Liquidator deems reasonable and equitable and to any agreements governing the operation of such Assets at such time. The Liquidator shall determine the fair market value of any property distributed using such reasonable method of valuation as it may adopt.

(c)In the discretion of the Liquidator, a pro rata portion of the distributions that would otherwise be made to any Partner pursuant to this Article IX may be (i) distributed to a trust established for the benefit of any Partner for the purposes of liquidating Assets, collecting amounts owed to the Partnership, and paying any contingent or unforeseen liabilities or obligations of the Partnership arising out of or in connection with the Partnership and the assets of any such trust shall be distributed to Partners from time to time, in the reasonable discretion of the

Liquidator, in the same manner and priority as such assets would have been distributed by the Partnership to Partners pursuant to Section 9.2(a) of this Agreement, or (ii) withheld or escrowed to provide a reasonable reserve for Partnership liabilities (contingent or otherwise) and to reflect the unrealized portion of any installment obligations owed to the Partnership, provided that such withheld or escrowed amounts shall be distributed to Partners in the manner and order of priority set forth in Section 9.2(a) as soon as practicable.

Section 9.3Negative Capital Accounts. No Partner shall be liable to the Partnership or to any other Partner for any negative balance outstanding in such Partner’s Capital Account, whether such negative Capital Account results from the allocation of Net Losses or other items of deduction and loss to such Partner or from distributions to such Partner.

Section 9.4Deemed Distribution and Recontribution. Notwithstanding any other provision of this Article IX, to the extent required by the Regulations, if the Partnership is liquidated within the meaning of Regulations but no event of dissolution described in Section 9.1 has occurred, the Partnership’s property shall not be liquidated, the Partnership’s liabilities shall not be paid or discharged, and the Partnership’s affairs shall not be wound up. Instead, for federal income tax purposes and for purposes of maintaining Capital Accounts, the Partnership shall be deemed to have contributed the property in kind to a new partnership. Immediately thereafter, the Partnership shall be deemed to have distributed interests in such new partnership to the Partners (in the same ratios as the Partnership Interests held by the Partners in the Partnership).

Section 9.5Rights of Partners. Except as otherwise provided in this Agreement, the Partners shall look solely to the Assets of the Partnership for the return of their Capital Contributions and shall have no right or power to demand or receive property other than cash from the Partnership.

Section 9.6Notice of Dissolution. In the event an event of dissolution described in Section 9.1 occurs, the Liquidator shall, as soon as practicable, but in no event later than 30 days thereafter, provide written notice thereof to each of the Partners. In addition, the General Partner shall promptly notify the Partners of any imminent event of dissolution of which it is aware.

Section 9.7Termination of Partnership and Cancellation of Certificate of Limited Partnership. Upon the completion of the liquidation of the Partnership cash and property as provided in Section 9.2, the Partnership shall be terminated, a certificate of cancellation shall be filed, and all qualifications of the Partnership as a foreign limited partnership in jurisdictions other than the State of Delaware shall be canceled and such other actions as may be necessary to terminate the Partnership shall be taken.

Section 9.8Reasonable Time for Winding-Up. A reasonable time shall be allowed for the orderly winding-up of the business and affairs of the Partnership and the liquidation of its Assets pursuant to Section 9.2, in order to minimize any losses otherwise attendant upon such winding-up. The provisions of this Agreement shall remain in effect among the Partners during the period of winding-up and liquidation.

Section 9.9Waiver of Partition. Each Partner hereby waives any right to partition of the Partnership property.

ARTICLE X
POWER OF ATTORNEY

Section 10.1Power of Attorney. Each Limited Partner constitutes and appoints the General Partner (including its successors and assigns), any Liquidator, and authorized partners, officers, and attorneys-in-fact of each, and each of those acting singly, in each case with full power of substitution, as its true and lawful agent and attorney-in-fact, with full power and authority in its name, place and stead to execute, swear to, seal, acknowledge, deliver, file and record in the appropriate public offices all certificates, documents and other instruments (including, without limitation, this Agreement and the Certificate and all amendments or restatements thereof) that the Attorney-in-Fact deems appropriate or necessary to form, qualify or continue the existence or qualification of the Partnership as a limited partnership (or a partnership in which the limited partners have limited liability to the extent provided by applicable law) in the State of Delaware and in all other jurisdictions in which the Partnership may or plans to conduct business or own property.

Section 10.2Duration of Power. The power of attorney granted herein is hereby declared to be irrevocable and a power coupled with an interest in recognition of the fact that each of the Partners will be relying upon the power of the Attorney-in-Fact to act as contemplated by this Agreement in any filing or other action by it on behalf of the Partnership, and such power of attorney shall survive and not be affected by the subsequent incapacity of any Partner and the Transfer of all or any portion of any Partner’s Partnership Interest, shall survive the death, incapacity, bankruptcy or insolvency of Partner and shall extend to any Partner’s heirs, successors, assigns and personal representatives. Each Partner shall be bound by any action taken by the Attorney-in-Fact acting in good faith pursuant to such power of attorney and shall execute and deliver to the Attorney-in-Fact, within 15 days after receipt of the Attorney-in-Fact’s request therefor, such further designation, powers of attorney and other instruments as the Attorney-in-Fact deems necessary to effectuate this Agreement and the purposes of the Partnership.

ARTICLE XI
MISCELLANEOUS

Section 11.1Amendments. This Agreement may be amended or provisions waived at any time and from time to time by the General Partner with the consent of a majority in interest of the Limited Partners. Notwithstanding the foregoing, this Agreement may be amended by the General Partner, upon 30 days’ prior notice to the Limited Partners, as to the following matters: (i) to add to the representations, duties or obligations of the General Partner or surrender any right or power granted to the General Partner herein for the benefit of the Limited Partners; (ii) to cure any ambiguity, or to correct or supplement any provision in this Agreement which may be inconsistent with any other provision, provided that any such cure, correction or supplement does not determine any such ambiguity or resolve any inconsistency in a manner that is materially adverse to any right, duty or obligation of a Limited Partner; and (iii) to delete from or add any provision to this Agreement required or deemed necessary to be so deleted or added by any governmental authority or self-regulatory organization for the benefit or protection of the Limited Partners. Upon any amendment of this Agreement, the Certificate of Limited Partnership also shall be amended if necessary to reflect such amendment.

Section 11.2Complete Agreement. This Agreement constitutes the complete and exclusive statement of the agreement between the Partners and replaces and supersedes any oral or written agreements by and among the Partners or any of them.

Section 11.3Governing Law. Except as set forth in the proviso, this Agreement and the rights of the parties hereunder shall be governed by, interpreted and enforced in accordance with, the internal laws (exclusive of the choice of law provisions thereof) of the State of Delaware as to all matters, including, but not limited to, matters of validity, construction, effect, performance and remedies; provided, however, that any issues pertaining to water rights or water assets shall be governed by, and construed under, the laws of the State of Colorado.

Section 11.4Binding Effect. This Agreement shall be binding upon and inure to the benefit of the parties signatory hereto, and their respective permitted distributees, successors and assigns.

Section 11.5Interpretation. Common nouns and pronouns shall be deemed to refer to the masculine, feminine, neuter, singular and plural, as the identity of the Person or Persons, may in the context require. All headings, titles or captions herein are inserted only for convenience and ease of reference and are not to be considered in the construction or interpretation of any provision of this Agreement. Numbered or lettered articles, sections and subsections herein contained refer to articles, sections and subsections of this Agreement unless otherwise expressly stated. Words such as “herein,” “hereinafter,” “hereof,” “hereto,” “hereby” and “hereunder,” when used with reference to this Agreement, refer to this Agreement as a whole, unless the context otherwise requires. If any provision of this Agreement or the application thereof to any Person or circumstance is or becomes invalid or unenforceable to any extent, the remainder of this Agreement and the application of such provisions to other Persons or circumstances shall not be affected thereby and shall be enforced to the greatest extent permitted by law.

Section 11.6Multiple Counterparts. This Agreement may be executed in several counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same instrument. However, in making proof hereof it shall be necessary to produce only one copy hereof signed by the party to be charged. For the convenience of the parties, signatures exchanged by electronic mail are permissible and shall be accepted as originals.

Section 11.7Execution of Documents. Each party hereto agrees to execute, with acknowledgment or affidavit, if required, any and all documents and writings which may reasonably be necessary or expedient in connection with the creation of the Partnership and the achievement of its purposes, specifically including the amendment to the Partnership’s Certificate contemplated by the terms hereof and all further amendments thereto or cancellation thereof.

Section 11.8Reliance on Authority. In no event shall any Person dealing with the General Partner be obligated to ascertain that the terms of this Agreement have been complied with or be obligated to inquire into the necessity or expediency of any act or action of the General Partner. Every contract, agreement, deed, mortgage, promissory note, or other instrument or document executed by the General Partner with respect to the Partnership shall be conclusive evidence in favor of any and every Person relying thereon or claiming thereunder that (a) at the time of the execution and/or delivery thereof, this Agreement was in full force and effect, (b) such instrument or document was duly executed in accordance with the terms and provisions of this Agreement and is binding upon the Partnership and all of the Partners thereof, and (c) the General Partner was duly authorized and empowered to execute and deliver any and every such instrument or document for and on behalf of the Partnership.

Section 11.9No Third Party Beneficiaries. This Agreement is made solely and specifically among and for the benefit of the parties hereto and their respective successors and assigns subject to the express provisions hereof relating to successors and assigns, and, except as expressly provided to the contrary herein, no other Person shall have any rights, interest or claims hereunder or be entitled to any benefits under or on account of this Agreement as a third party beneficiary or otherwise. No third party, including any creditor of the Partnership, shall have any right to enforce any contribution of capital, loan, or other advance of funds by any Partner.

Section 11.10Notices. All notices and other communications provided for herein shall be given or made in writing and sent by electronic mail or commercial overnight courier, mailed or delivered to the intended recipient at the address set forth in the books and records of the Partnership. All such communications shall be deemed to have been duly given when transmitted by electronic mail, personally delivered by hand or by a commercial overnight courier. Any party hereto may, at any time by giving ten days’ prior written notice to the other parties hereto, designate any other address in substitution of the foregoing address to which such notice shall be given.

Section 11.11Waiver, etc. No failure by any party to insist upon strict performance of any covenant, duty, agreement or condition of this Agreement or to the exercise of any right or remedy resulting from a breach thereof shall constitute a waiver of any such breach or any other covenant, duty, agreement or condition. All consents, waivers, amendments and supplements under or relating to this Agreement shall be in writing. Consents to any matter relating to this Agreement may be executed in multiple counterparts, and may be delivered to the Partnership by email or other electronic transmission, including in portable document format (pdf), and such delivery shall be considered to be a vote of written approval with respect to all matters to which the consent relates, if the transmission sets forth or is delivered with information from which the Partnership can determine that the transmission was transmitted by the party from whom consent was requested by the Partnership and the date on which the transmission was transmitted to the Partnership.

Section 11.12Confidentiality. Unless otherwise approved in writing by the General Partner, each Limited Partner agrees to keep confidential, and not to make any use of (other than for purposes reasonably related to its interest in the Partnership or for purposes of filing such Limited Partner’s tax returns, or for other routine matters required by federal securities or other laws) or to disclose to any Person any information or matter relating to the Partnership and its affairs (other than disclosure to such Limited Partner’s owners, employees, agents, advisors or representatives, provided that such Persons agree to maintain such information confidentially); provided, however, that such information shall not be required to be maintained as confidential information to the extent that (i) the information being disclosed is publicly known at the time of disclosure, (ii) the information otherwise is or becomes legally known to such Person other than through disclosure by the General Partner or the Partnership, (iii) such disclosure is required by law, or (iv) such disclosure is in connection with any litigation or other proceeding between a Limited Partner and the General Partner or the Partnership. Prior to making any disclosure required by law, a Limited Partner shall notify the General Partner of such disclosure and advise the General Partner as to the requirement to disclose.

[signature page to follow]

IN WITNESS WHEREOF, the Partners have executed this Agreement, to be effective as of the date first herein written above.

GENERAL PARTNER:

AV Farms Management, LLC

By:	/s/ Karl Nyquist
Karl Nyquist, Manager

LIMITED PARTNERS:

Geneses Water, L.P.
By Geneses Investment Management, LLC
(general partner)

By:	/s/ Vivek Raj
Vivek Raj, Manager

C&A Rollover Company LLC

By: C&A Holding Company, Inc.

By:	/s/ Karl Nyquist
Name:	Karl Nyquist
Title:	Vice President

Select Water Reuse, LLC

By:	/s/ John Schmitz
John Schmitz, CEO

As to Sections 8.8 and 8.9 only:

Select Water Solutions, Inc.

By:	/s/ John Schmitz
John Schmitz, CEO

[Signature Page to Limited Partnership Agreement]

SCHEDULE I

Limited Partners

Name and Address	Capital Contribution	Number of Units

Select Water Reuse, LLC 1820 I-35 Frontage Rd. Gainesville, Texas 76240	$62,000,000[1]	62,000

C&A Rollover Company, LLC 385 Inverness Pkwy, Suite 140 Englewood, Colorado 80112	$71,000,000[2]	71,000

Geneses Water, LP 777 Post Oak Blvd. Houston, Texas 77056	$42,000,000[3]	42,000

Totals	$175,000,000	175,000

1 Cash contribution

2 Net Contribution Value of Water Assets contributed directly or indirectly by the Contributors.

3 Cash contribution

Schedules

NOTE: Schedules and exhibits on file with registrant; Information marked in this exhibit has been excluded in reliance with regulation S-K, item 601(B)(10)(IV) because such information is both not material and it the type that the registrant treats as confidential.

Schedule II
Computation of Call Price

Schedules

NOTE: Schedules and exhibits on file with registrant; Information marked in this exhibit has been excluded in reliance with regulation S-K, item 601(B)(10)(IV) because such information is both not material and it the type that the registrant treats as confidential.

Schedule III
Computation of Put Price

Schedules